VCG HOLDING CORP. ANNOUNCES 2010 SECOND QUARTER AND SIX-MONTH FINANCIAL RESULTS

2010 Financial Results Overview

•	Q2 revenues of $14.3 million; six-month revenues of $28.1 million

•	Q2 and six-month operating results included $2.1 million accrual related to legacy litigation, resulting in:

•	Q2 operating loss of $0.7 million; six-month operating income of $1.1 million

•	Q2 net loss of $1.3 million, or $0.07 per share; six-month net loss of $0.6 million, or $0.04 per share

•	Excluding $2.1 million accrual:

•	Q2 income from operations of $1.4 million; six-month operating income of $3.3 million

•	Q2 net income of $0.3 million, or $0.02 per share; six-month net income of $1.0 million,

or $0.06 per share

•	Q2 EBITDA of $(0.4) million; six-month EBITDA of $1.7 million

•	$0.7 million of debt paid in Q2; $2.4 million of debt retired during 2010 first half

•	Cash balance of $2.7 million at June 30, 2010

Denver, CO. – August 9, 2010 — VCG Holding Corp. (NASDAQ: VCGH), a growing and leading consolidator and operator of adult nightclubs, today announced financial results for the second quarter and six months ended June 30, 2010 (see attached tables, including reconciliation tables).

Troy Lowrie, Chairman and Chief Executive Officer, stated, “We reported higher revenues during the second quarter of 2010, driven primarily by the continued success of our recently introduced club-level revenue streams, which offset a decline in sales of alcohol. During the first six months of 2010, 10 of our clubs reported same-store increases in revenue as compared to 7 clubs in the same period last year. A $2.1 million accrual associated with a recent judgement involving legacy litigation (explained below) produced a loss for the three and six month periods of 2010. Absent this accrual, we operated profitably although results were impacted by higher salaries and wages, and increased legal fees. Cash flow from operations remained strong at $3.5 million. Subsequent to the end of the second quarter, we prepaid loans aggregating approximately $2.2 million. At June 30, 2010, VCG had access to liquidity of approximately $0.9 million and cash of $2.7 million.”

Second Quarter 2010 Financial Results

Total revenue for the second quarter of 2010 increased to $14.3 million from $14.0 million in the second quarter of 2009. Revenues increased due to higher sales of food and merchandise, higher service revenues, and increased other income, which offset a decline in sales of alcohol. An 11.6% increase in service revenues reflected continued patron acceptance of table side services, wristband access to special areas, table dances, and suite fees, all of which were introduced company-wide in 2009.

Cost of goods sold (the cost of alcohol, food and merchandise) was $1.6 million, or 26.6% of revenues, compared to $1.5 million, or 23.6% of revenues, in the second quarter of 2009. The increase as a percentage of revenues was attributable to costs associated with VCG’s four “A” club restaurants, which recently entered into management consulting agreements for their restaurant operations. These consultants elected to use the POS systems for customer convenience. Following the installation of the POS systems at the end of fourth quarter of 2009 and in January and February of 2010, operations for these subleased kitchens were included in VCG’s financial data for the second quarter of 2010. By way of comparison, when “A” club restaurant cost of sales data is removed from the total, cost of goods sold as a percentage of applicable revenues for all other clubs drops to 25.0%.

Total operating expenses for the 2010 second quarter were $15.0 million, up from $11.8 million in the second quarter of 2009. The $2.1 million litigation accrual, higher salaries and wages, and increased legal fees were primarily responsible for the increase in total operating expenses during the 2010 second quarter. Higher salaries and wages were attributable to an increase in club employees, the fee structure used to compensate entertainers in Minnesota (the only club where entertainers are treated as club employees) and the executive severance package.

Higher legal fees were associated with legacy litigation and the fees associated with a previously disclosed internal controls review.

The operating loss for the second quarter of 2010 was $0.7 million, and included the $2.1 million accrual for legacy litigation, compared to income from operations of $2.2 million in the second quarter of 2009. Excluding the $2.1 million accrual, operating income for the second quarter of 2010 was $1.4 million.

Total interest expense declined to $707,000 in the 2010 second quarter from $915,000 in the second quarter of 2009, reflecting the Company’s ongoing efforts to renegotiate and prepay debt.

The net loss for the second quarter of 2010 was $1.3 million, or $0.07 per diluted share, and included the $2.1 million accrual for legacy litigation. This compared to net income of $0.8 million, or $0.04 per share, for the 2009 second quarter. Excluding the $2.1 million accrual, net income for the 2010 second quarter was $0.3 million, or $0.02 per diluted share.

EBITDA for the 2010 second quarter was $(0.4) million as compared to EBITDA of $2.5 million in the second quarter of 2009.

Six-Month 2010 Financial Results

Total revenue for the 2010 six-month period increased to $28.1 million from $27.7 million in the same period last year. Revenues increased due to higher sales of food and merchandise, higher service revenues, and increased other income, offsetting a decline in sales of alcohol.

Cost of goods sold (the cost of alcohol, food and merchandise) was $3.1 million, or 26.1% of revenues, compared to $3.0 million, or 23.6% of revenues. The increase as a percentage of revenues was attributable to costs associated with VCG’s four “A” club restaurants, as detailed above. When “A” club restaurant cost of sales data is removed from the total, cost of goods sold as a percentage of applicable revenues for all other clubs drops to 24.6% for the 2010 six-month period.

Total operating expenses for the 2010 six-month period were $27.0 million, up from $23.4 million in 2009 six-month period. The $2.1 million litigation accrual, higher salaries and wages, and increased legal fees were primarily responsible for the rise in operating expenses for the first half of 2010, as detailed above.

Operating income for the 2010 six-month period was $1.1 million, and included the $2.1 million accrual for legacy litigation, compared to income from operations of $4.4 million in the same period last year. Excluding the $2.1 million accrual, operating income for the 2010 six-month period was $3.3 million.

Total interest expense declined to $1.4 million for the first six months of the year from $1.8 million in the comparable prior year period, for the reasons cited above.

The net loss for the first half of 2010 was $0.6 million, or $0.04 per diluted share, and included the $2.1 million accrual for legacy litigation. This compared to net income of $1.4 million, or $0.08 per share, for the 2009 period. Excluding the $2.1 million litigation accrual, net income for the 2010 first six months was $1.0 million, or $0.06 per diluted share.

EBITDA for the first six months of 2010 was $1.7 million as compared to EBITDA of $5.0 million in same period last year.

Subsequent Events

As announced on July 19, 2010, VCG sold its Jaguar’s Gold Club in Fort Worth, Texas to a wholly-owned subsidiary of Rick’s Cabaret International, Inc. (“RICK”). Total consideration consisted of $1.0 million cash and 467,497 shares of VCG common stock held by RICK. VCG used the cash proceeds from the sale to pay down high interest (14%) debt, and retired the shares of common stock included in the transaction. VCG realized a book gain of approximately $821,000 in July on the sale of these assets.

The Company also announced that it repurchased a total of 505,519 shares of VCG common stock at an average price of $1.70 per share during the second quarter ended June 30, 2010, under its previously announced share repurchase plan. These purchases were separate from the 467,497 shares acquired as part of the sale of Jaguar’s Gold Club.

The impacts of the debt repayment, share retirement / repurchase and gain on the sale of assets will be reflected in VCG’s results for the third quarter ending September 30, 2010.

Thee Dollhouse Litigation

Thee Dollhouse Productions N.C., Inc. (“Thee Dollhouse”) filed a claim in arbitration in June 2008 against Regale, Inc. (“Regale”) as a result of the purchase of the assets of Regale’s Raleigh, NC club by Raleigh Restaurant Concepts, Inc. (“RRC”), a wholly owned subsidiary of VCG. The claim asserted that Regale, by selling its assets to RRC, breached a contract between Thee Dollhouse and Regale. VCG is indemnifying and holding Regale harmless from this claim pursuant to the terms of the asset purchase agreement between Regale and RRC. The arbitration hearing was conducted between April 26 and 29, 2010. On June 28, 2010, the arbitration panel entered an award in favor of Thee Dollhouse and against Regale, Inc., awarding Thee Dollhouse damages in the amount of $2,102,476, plus costs of $32,390 for a total award of $2,134,866, plus interest. On July 14, 2010, Regale filed a Petition in the United States District Court for the Eastern District of North Carolina challenging the award. No hearing or other dates have been set by the Court. The Company and Regale intend to vigorously pursue all available appeals of this award. As of June 30, 2010, the Company has accrued $2,135,000, which is reported in the Unaudited Condensed Consolidated Statements of Operations as Contingent Indemnification Claim.

Proposal From Chairman of the Board

On July 20, 2010, the Company received a non-binding proposal (the “Proposal”) from Family Dog, LLC (“Purchaser”), an entity affiliated with the Company’s Chairman and Chief Executive Officer, Troy Lowrie, and Lowrie Management, LLLP to acquire all of the outstanding common stock of the Company (other than the shares held by Purchaser, its affiliates and certain other investors) for $2.10 per share in cash (the “Acquisition”). The Proposal contemplates that the Company would no longer be a public reporting or trading company following the closing of the Acquisition. On July 21, 2010, the Company’s Board of Directors formed a Special Committee consisting solely of directors who are independent under the NASDAQ independence rules to review and evaluate the Proposal, recommend to the Company’s Board of Directors whether to approve or decline the Proposal and evaluate the Company’s alternatives to the Proposal. The members of the Special Committee are George Sawicki, Carolyn Romero and David Levine. The Proposal is subject to the approval of the Special Committee, the Company’s Board of Directors and the Company’s stockholders. The Special Committee retained North Point Advisors LLC (“North Point”) to serve as financial advisor to the Special Committee. In its capacity as financial advisor, North Point will assist the Special Committee in evaluating the Proposal and alternatives thereto. In addition to retaining North Point as its financial advisor, the Special Committee retained Faegre & Benson LLP to serve as legal counsel to the Special Committee.

On August 4, 2010, Lowrie notified the Special Committee that in order to allow sufficient time to consider and review the Proposal, the expiration of the Proposal has been extended to 7:00 p.m. (Mountain Standard Time) on August 20, 2010. No assurance can be given that an agreement on terms satisfactory to the Special Committee or the Board of Directors will be entered into or consummated by the Company with respect to the Proposal or any other transaction.

ABOUT VCG HOLDING CORP.

VCG Holding Corp. is an owner, operator, and consolidator of adult nightclubs throughout the United States. The Company currently owns 19 adult nightclubs located in Anaheim, Indianapolis, St. Louis, Denver, Colorado Springs, Dallas, Raleigh, Minneapolis, Louisville, Miami, and Portland, ME.

FORWARD LOOKING STATEMENT

Certain statements in this press release are forward-looking statements within the meaning of the Securities Litigation Reform Act of 1995, as amended. All statements, other than statements of historical fact, included in this press release that address activities, events or developments that we believe or anticipate will or may occur in the future are forward-looking statements. Such statements are based on current expectations, estimates and projections about the Company’s business based, in part, on assumptions made by management. These statements are not guarantees of future performance and involve risks and uncertainties that are difficult to predict, including, without limitation, whether the Special Committee of the Company’s Board of Directors and the full Board of Directors will approve the Proposal, or any other transaction, and, if approved, whether the Proposal, or any other transaction, will be successfully completed. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements due to numerous risks, uncertainties and factors identified from time to time in the Company’s reports with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, and the Quarterly Report to be filed on August 10, 2010. All forward-looking statements attributable to us or any persons acting on our behalf are expressly qualified in their entirety by these risks, uncertainties and factors. All guidance and forward-looking statements in this press release are made as of the date hereof and we do not undertake any obligation to update any forecast or forward-looking statements, except as may be required by law.

VCG Holding Corp.	The Equity Group Inc.
Troy Lowrie Chief Executive Officer (303) 934-2424 tlowrie@vcgh.com	Devin Sullivan Senior Vice President (212) 836-9608 dsullivan@equityny.com

VCG HOLDING CORP.
CONDENSED CONSOLIDATED BALANCE SHEETS

	(unaudited)	(audited)
	June 30,	December 31,
	2010	2009
Assets
Current Assets
Cash	$2,655,166	$2,677,440
Other receivables	77,863	254,333
Income taxes receivable	349,725	594,720
Inventories	911,789	926,321
Prepaid expenses	554,718	354,730
Current portion of deferred income tax asset	42,350	76,920
Total Current Assets	4,591,611	4,884,464

Property and equipment, net	22,645,523	22,946,114
Non-compete agreements, net	15,380	23,898
Trade names	452,000	452,000
Licenses, net	34,759,819	34,834,018
Goodwill, net	2,279,045	2,279,045
Favorable lease rights, net	1,612,034	1,647,968
Other long-term assets	208,757	241,993
Non-current portion of deferred income tax asset	3,965,440	3,841,673
Total Assets	$70,529,609	$71,151,173

Liabilities and Equity
Current Liabilities
Accounts payable — trade	$1,540,694	$1,750,940
Accrued expenses	4,550,699	1,930,049
Income taxes payable	11,786	67,917
Deferred revenue	100,761	110,010
Current portion of unfavorable lease rights	279,144	277,920
Current portion of long-term debt and capital lease	3,698,150	3,805,277
Current portion of long-term debt, related party	59,328	62,067
Total Current Liabilities	10,240,562	8,004,180

Long-Term Liabilities
Capital lease, net of current portion	40,350	—
Deferred rent	1,960,279	1,628,301
Unfavorable lease rights, net of current portion	6,015,939	6,156,123
Long-term debt, net of current portion	18,015,608	19,751,021
Long-term debt, related party, net of current portion	7,167,648	7,129,018
Total Long-Term Liabilities	33,199,824	34,664,463

Commitments and Contingent Liabilities (Note 8)
Equity
Common stock $.0001 par value; 50,000,000 shares authorized;16,805,204 (2010) and 17,310,723 (2009) shares issued and outstanding	1,680	1,731
Additional paid-in capital	51,146,297	51,932,082
Accumulated deficit	(27,609,015)	(26,996,863)

Total VCG Stockholders’ Equity	23,538,962	24,936,950
Noncontrolling interests in consolidated partnerships	3,550,261	3,545,580
Total Equity	27,089,223	28,482,530

Total Liabilities and Equity	$70,529,609	$71,151,173

VCG HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,
	2010	2009	2010	2009
Revenue:
Sales of alcoholic beverages	$5,340,529	$5,895,184	$10,664,286	$11,759,847
Sales of food and merchandise	509,445	464,595	1,031,666	936,127
Service revenue	7,610,153	6,820,358	14,784,609	13,518,639
Other income	826,705	779,175	1,616,078	1,519,117
Total Revenue	14,286,832	13,959,312	28,096,639	27,733,730

Operating Expenses:
Cost of goods sold	1,554,982	1,500,411	3,055,473	2,993,334
Salaries and wages	4,202,625	3,520,710	8,013,187	7,026,133
Impairment of building and land	—	268,000	—	268,000
Contingent indemnification claim	2,135,000	—	2,135,000	—
Other general and administrative:
Taxes, permits and licenses	790,031	730,919	1,780,812	1,619,796
Charge card and bank fees	164,403	214,701	344,196	407,937
Rent	1,520,151	1,475,348	3,016,469	2,923,864
Legal fees	702,283	279,904	935,526	685,853
Other professional fees	763,401	764,659	1,424,329	1,296,264
Advisory fees related to change in control proposals	(1,264)	—	15,137	—
Advertising and marketing	717,497	692,050	1,378,647	1,392,246
Insurance	524,904	437,246	941,748	817,604
Utilities	237,476	238,181	494,281	519,253
Repairs and maintenance	275,073	298,278	554,811	590,502
Other	983,789	914,077	1,964,062	1,955,641
Depreciation and amortization	443,044	434,171	898,541	859,540
Total Operating Expenses	15,013,395	11,768,655	26,952,219	23,355,967

Income (Loss) from Operations	(726,563)	2,190,657	1,144,420	4,377,763

Other Income (Expenses):
Interest expense	(526,387)	(696,480)	(1,066,824)	(1,456,258)
Interest expense, related party	(180,498)	(218,467)	(360,574)	(387,545)
Interest income	2,895	36	4,222	72
Gain (Loss) on sale of assets	1,324	12,357	(1,676)	11,421
Total Other Income (Expenses)	(702,666)	(902,554)	(1,424,852)	(1,832,310)

Income (Loss) Before Income Taxes:	(1,429,229)	1,288,103	(280,432)	2,545,453

Income tax expense — current	76,000	32,832	122,000	173,243
Income tax expense (benefit) — deferred	(343,000)	385,168	(15,000)	724,757
Total Income Taxes	(267,000)	418,000	107,000	898,000

Profit (Loss) of Consolidated and Affiliated Companies	(1,162,229)	870,103	(387,432)	1,647,453
Net Income (Loss) Attributable to Noncontrolling Interests	(113,691)	(106,820)	(224,720)	(231,997)
Net Income (Loss) Attributable to VCG	$(1,275,920)	$763,283	$(612,152)	$1,415,456

Earnings (Loss) Per Share
Basic and fully diluted income (loss) per share attributable to VCG’s stockholders	$(0.07)	$0.04	$(0.04)	$0.08
Basic and fully diluted weighted average shares outstanding	17,265,536	17,557,403	17,288,005	17,607,941

VCG HOLDING CORP.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(unaudited)

	For the Six Months Ended
	June 30,
	2010	2009
Operating Activities:
Profit (loss) of consolidated and affiliated companies	$(387,432)	$1,647,453
Adjustments to reconcile profit (loss) of consolidated and affiliated companies to net cash provided by operating activities:
Impairment of building and land	—	268,000
Depreciation	890,023	851,023
Amortization of non-compete agreements	8,518	8,517
Amortization of leasehold rights and liabilities, net	(103,026)	(98,982)
Amortization of loan fees	34,497	121,903
Stock-based compensation expense	73,508	155,576
Deferred income taxes	(15,000)	724,757
(Gain) Loss on disposition of assets	1,676	(11,420)
Accrued interest added to long-term debt	122,813	170,065
Changes in operating assets and liabilities	2,913,015	(344,329)

Net cash provided by operating activities	3,538,592	3,492,563
Investing Activities:
Additions to property and equipment	(544,533)	(480,170)
Deposits	(1,261)	—
Proceeds from sale of assets	3,000	122,051

Net cash used by investing activities	(542,794)	(358,119)
Financing Activities:
Proceeds from debt	100,000	1,168,626
Payments on debt	(2,345,177)	(1,573,213)
Proceeds from related party debt	—	25,099
Payments on related party debt	(21,948)	(880,944)
Borrowing (payments) on revolving line of credit	330,000	(1,200,000)
Payments on capitalized lease	(1,564)	(19,111)
Repurchase of stock	(859,344)	(447,934)
Distributions to noncontrolling interests	(220,039)	(264,082)

Net cash used by financing activities	(3,018,072)	(3,191,559)
Net decrease in cash	(22,274)	(57,115)
Cash, beginning of period	2,677,440	2,209,060
Cash, end of period	$2,655,166	$2,151,945

VCG Holding Corp.
EBITDA Reconciliation
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,
	2010	2009	2010	2009
Net Income (loss)	$(1,275,920)	$763,283	$(612,152)	$1,415,456
Add back:
Depreciation	438,785	429,913	890,023	851,023
Amortization of non-compete agreements	4,259	4,258	8,518	8,517
Amortization of leasehold rights and liabilities, net	(51,513)	(50,377)	(103,026)	(98,982)
Amortization of loan fees	17,249	41,560	34,497	121,903
Interest expense	689,636	914,947	1,392,901	1,843,803
Total income tax expense	(267,000)	418,000	107,000	898,000

EBITDA	$(444,504)	$2,521,584	$1,717,761	$5,039,720

Total Revenue	$14,286,832	$13,959,312	$28,096,639	$27,733,730
EBITDA as a percentage of revenue	*	18.1%	6.1%	18.2%

*- not meaningful

VCG Holding Corp.
Calculation of Free Cash Flow
(unaudited)

	Three Months Ended		Six Months Ended
	June 30,
	2010	2009	2010	2009
EBITDA	$(444,504)	$2,521,584	$1,717,761	$5,039,720
Less:
Interest expense	689,636	914,947	1,392,901	1,843,803
Current income tax	76,000	32,832	122,000	173,243
Capital expenditures	337,354	348,914	544,533	480,170

Free Cash Flow	$(1,547,494)	$1,224,891	$(341,673)	$2,542,504